Exhibit 3.1.74

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HEARTLAND OUTBACK-I, LIMITED PARTNERSHIP

THE UNDERSIGNED, as sole general partner of HEARTLAND OUTBACK-I, LIMITED PARTNERSHIP (the “Limited Partnership”) hereby files this certificate pursuant to the provisions of Section 56-1a151 of the Kansas Revised Uniform Limited Partnership Act (the “Act”):

1. Name of Limited Partnership. The name of the limited partnership is “HEARTLAND OUTBACK-I, LIMITED PARTNERSHIP.”

2. Business Address of the Limited Partnership. The business address of the Limited Partnership is 550 North Reo Street, Suite 200, Tampa, Florida 33609.

3. Registered Office and Registered Agent. THE CORPORATION COMPANY, INC. is appointed as Agent for the Limited Partnership on whom process may be served as required by Section 56-1a102 of the Act, and the office designated as the office for service of process upon the Limited Partnership is c/o The Corporation Company, Inc., 515 South Kansas Avenue, Topeka, Kansas 66603.

4. Name and Address of General Partner. The name and business address of the sole general partner of the Limited Partnership is HEARTLAND OUTBACK, INC., a Kansas corporation, 550 North Reo Street, Suite 200, Tampa, Florida 33609.

5. Term of Limited Partnership. The latest date upon which the Limited Partnership shall dissolve is December 31, 2036.

Under penalties of perjury we declare that we have read the foregoing and know the contents thereof and that the facts stated herein are true and correct.

Dated this 22nd day of January, 1996.

HEARTLAND OUTBACK, INC.
a Kansas corporation

By:	/s/ Joseph J. Kadow
JOSEPH J. KADOW, Vice President